Exhibit 99.02
Page 1
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended March
Net Income–As Reported (See Notes)	2022	2021
Traditional Electric Operating Companies	$774	$756
Southern Power	72	97
Southern Company Gas	319	398
Total	1,165	1,251
Parent Company and Other	(133)	(116)
Net Income–As Reported	$1,032	$1,135

Basic Earnings Per Share[1]	$0.97	$1.07
Average Shares Outstanding (in millions)	1,063	1,060
End of Period Shares Outstanding (in millions)	1,063	1,059

Non-GAAP Financial Measures	Three Months Ended March
Net Income–Excluding Items (See Notes)	2022	2021
Net Income–As Reported	$1,032	$1,135
Less:
Estimated Loss on Plants Under Construction[2]	(1)	(45)
Tax Impact	—	11
Wholesale Gas Services[3]	—	166
Tax Impact	—	(40)
Net Income–Excluding Items	$1,033	$1,043

Basic Earnings Per Share–Excluding Items	$0.97	$0.98
- See Notes on the following page.

Exhibit 99.02

Southern Company
Financial Highlights

Notes
(1)Dilution is not material in any period presented. Diluted earnings per share was $0.97 and $1.06 for the three months ended March 31, 2022 and 2021, respectively.
(2)Earnings for the three months ended March 31, 2021 include a charge of $48 million pre tax ($36 million after tax) for estimated probable losses on Georgia Power Company's construction of Plant Vogtle Units 3 and 4. Further charges may occur; however, the amount and timing of any such charges are uncertain. Earnings for the three months ended March 31, 2022 and 2021 also include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to incur additional pre-tax period costs to complete dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, net of salvage, totaling $10 million to $20 million annually through 2025.
(3)Earnings for the three months ended March 31, 2021 include results of the Wholesale Gas Services business, which was sold on July 1, 2021. Presenting earnings and earnings per share excluding Wholesale Gas Services provided an additional measure of operating performance that excluded the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.